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
       CHICAGO                                    787 SEVENTH AVENUE                                    BEIJING
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        DALLAS                                    TELEPHONE 212 839 5300                                GENEVA
         ----                                    FACSIMILE 212 839 5599                                  ---
       LOS ANGELES                                      www.sidley.com                                  HONG KONG
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      SAN FRANCISCO                                      FOUNDED 1866                                    LONDON
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     WASHINGTON, D.C.                                                                                    SHANGHAI
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                                                               December 30, 2002



 Corporate High Yield Fund, Inc.
 800 Scudders Mill Road
 Plainsboro, New Jersey 08536

 Ladies and Gentlemen:

          We have acted as counsel for Corporate High Yield Fund, Inc. (the "Fund") in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption by the Fund of substantially all of the liabilities of Corporate High Yield Fund II, Inc. ("Corporate Fund II"), in return solely for newly issued shares of common stock of the Fund (collectively, the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-101393) (the "Registration Statement"), relating to shares of common stock of the Fund, par value $0.10 per share (the "Common Stock"), to be issued in the Reorganization.

          As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Common Stock. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended and supplemented, the By-Laws of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Corporate Fund II set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Joint Proxy Statement and Prospectus"), the Common Stock, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of Common Stock of the Fund.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Joint Proxy Statement and Prospectus constituting a part thereof.

                                                              Very truly yours,

                                              /s/ Sidley Austin Brown & Wood LLP